EXHIBIT 99.1

FORTUNE Small Business Ranks TOR Minerals International

CORPUS CHRISTI, Texas, June 27, 2006 -- TOR Minerals International (Nasdaq: TORM), a leading supplier of specialty minerals, today announced that it has been named to FORTUNE Small Business Magazine’s (FSB) America’s 100 Fastest Growing Small Companies list, ranking 61

“We are extremely pleased to be recognized as one of the nation’s fastest growing companies for two consecutive years,” said Richard Bowers President and CEO of TOR Minerals.  “We expect the strong value proposition of our products, our ability to innovate, and our outstanding employees will continue to drive our growth well into the future.”

To compile the sixth annual list, FORTUNE Small Business asked financial research firm Zacks to rank public companies with revenues less than $200 million and a stock price of more than $1, based on their percentage growth in earnings, revenue, and stock performance over the past three years.  Banks and real estate firms were excluded.

Based in Corpus Christi, Texas, TOR Minerals is an international manufacturer of specialty mineral products for high performance applications with plants and regional offices located in the United States, Netherlands and Malaysia.

This statement provides forward-looking information as that term is defined in the Private Securities Litigation Reform Act of 1995, and, therefore, is subject to certain risks and uncertainties. There can be no assurance that the actual results, business conditions, business development, losses and contingencies and local and foreign factors will not differ materially from those suggested in the forward-looking statements as a result of various factors, including market conditions, general economic conditions, including the risks of a general business slow down or recession, the increasing cost of energy, raw materials and labor, competition, advances in technology, changes in foreign currency rates, freight price increase, commodity price increases, delays in delivery of required equipment and other factors.

Contact for Further Information:
David Mossberg Beacon Street Group, LLC
(817) 310-0051

dmossberg@beaconstreetgroup.com